Exhibit 99.1

Pure Cycle Corporation
To Build Single-Family Homes for Long-Term Rental

DENVER, CO / ACCESSWIRE / March 11, 2021 / Pure Cycle Corporation (NASDAQ:PCYO) announced today it is entering the single-family residential home rental market with the launch of its Build-to-Rent (“BTR”) segment.

“We are excited to announce our entry into the rapidly expanding BTR market with our initial BTR homes to be located at the popular Sky Ranch Master Planned Community,” stated Mark Harding, President and CEO. “We continue to leverage our highly appreciated land and water assets and expand on our development success at Sky Ranch to improve shareholder returns through the growing BTR market” continued Mr. Harding. “With a land basis of approximately $1,000 per lot, a water basis at approximately $10,000 per tap, and access to inexpensive capital in the 3.75% range, we are utilizing our assets to significantly strengthen our balance sheet and materially improve recurring revenues. Our water and wastewater resource development segment produces some of the longest-lived recurring revenue customers of any business, generating on average $1,500 per year per single-family home. Adding houses for rent leverages our land and water assets to produce an average estimated annual rental revenue stream of approximately $33,000 per home, which produces a revenue stream significantly higher than our current recurring revenue from just our utility segment per home. Perhaps the most attractive part of this expansion is it will not compromise our highly liquid balance sheet as the cost of each home can be funded with inexpensive capital, which will materially enhance our balance sheet and earnings per share” stated Mr. Harding.

Pure Cycle began construction on the initial BTR units through a fixed price construction contract with an experienced home builder. The BTR launch consists of three single-family detached homes at Sky Ranch (see map included in the presentation located on our website as described below). Pure Cycle expects the homes to be complete and available for long-term rentals in the fall of 2021. This new segment offers Pure Cycle the ability to participate in this growing business for years to come, providing stable long-term continuous cash flows, recurring revenue, significant asset appreciation, and income diversification. “The growth in the single-family rental market continues to exceed expectations, and we have received strong interest from our national home builders to fee build homes on our reserved lots at Sky Ranch, which reduces both our risk of delivering homes at a fixed price as well as allowing our builders to do what they do best - building high quality homes” concluded Mr. Harding.

Pure Cycle plans to build, own, and lease more than 100 homes in the first two development phases of Sky Ranch. Three homes are currently under construction and Pure Cycle reserved an additional 100+ lots in next phase of Sky Ranch for BTR units. Pure Cycle started the second phase of development at Sky Ranch in February 2021, which includes nearly 900 lots in total, of which almost 800 lots were sold to home builders. Pure Cycle expects to start delivering lots in this second phase in the winter of 2021.

For a more in-depth analysis of this new BTR segment, please look for the BTR Presentation on our website at www.purecyclewater.com.

Company Information

Pure Cycle is a diversified land and water resource development company. At our core we are an innovative and vertically integrated wholesale water and wastewater service provider that, in addition to developing wholesale water and wastewater resources, also develops master planned communities to which we provide water and wastewater services.

Additional information, including recent press releases and SEC filings are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or at info@purecyclewater.com. Be sure to follow us on Twitter at @PureCycleCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future. The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially from the amounts included above. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates; home rental rates; water and wastewater usage rates; number of units to be sold or leased and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2020; and those factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.